Exhibit 2.1

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

In re: SFX ENTERTAINMENT, INC., et al.,[1] Debtors.	Chapter 11 Case No. 16-10238 (MFW) (Jointly Administered) Ref. Docket Nos. ____

FINDINGS OF FACT, CONCLUSIONS OF LAW, AND
ORDER UNDER 11 U.S.C. § 1129(a) AND (b) AND FEDeral Rule of
BANKRuptcy Procedure 3020 CONFIRMING THE FIFTH AMENDED
JOINT plan of reorganization OF SFX ENTERTAINMENT, INC., ET AL.
under chapter 11 of the bankruptcy code (as modified)

Upon consideration of:

•	the Fifth Amended Joint Plan of Reorganization of SFX Entertainment, Inc., et al. Under Chapter 11 of the Bankruptcy Code [Docket No. 1078] (the “Fifth Amended Plan”) filed by the above-captioned debtors and debtors-in-possession (the “Debtors”) on September 30, 2016, together with certain modifications thereto attached hereto as Exhibit A (as the same may be further amended, supplemented, or modified from time to time, the “Plan”);

•	the Disclosure Statement with Respect to the Fifth Amended Joint Plan of Reorganization of SFX Entertainment, Inc., et al. Under Chapter 11 of the

[1]	The Debtors in these Chapter 11 Cases, along with the last four (4) digits of each Debtor’s federal tax identification number, if applicable, are: 430R Acquisition LLC (7350); Beatport, LLC (1024); Core Productions LLC (3613); EZ Festivals, LLC (2693); Flavorus, Inc. (7119); ID&T/SFX Mysteryland LLC (6459); ID&T/SFX North America LLC (5154); ID&T/SFX Q-Dance LLC (6298); ID&T/SFX Sensation LLC (6460); ID&T/SFX TomorrowWorld LLC (7238); LETMA Acquisition LLC (0452); Made Event, LLC (1127); Michigan JJ Holdings LLC (n/a); SFX Acquisition, LLC (1063); SFX Brazil LLC (0047); SFX Canada Inc. (7070); SFX Development LLC (2102); SFX EDM Holdings Corporation (2460); SFX Entertainment, Inc. (0047); SFX Entertainment International, Inc. (2987); SFX Entertainment International II, Inc. (1998); SFX Intermediate Holdco II LLC (5954); SFX Managing Member Inc. (2428); SFX Marketing LLC (7734); SFX Platform & Sponsorship LLC (9234); SFX Technology Services, Inc. (0402); SFX/AB Live Event Canada, Inc. (6422); SFX/AB Live Event Intermediate Holdco LLC (8004); SFX/AB Live Event LLC (9703); SFX-94 LLC (5884); SFX-Disco Intermediate Holdco LLC (5441); SFX-Disco Operating LLC (5441); SFXE IP LLC (0047); SFX-EMC, Inc. (7765); SFX-Hudson LLC (0047); SFX-IDT N.A. Holding II LLC (4860); SFX-LIC Operating LLC (0950); SFX-IDT N.A. Holding LLC (2428); SFX-Nightlife Operating LLC (4673); SFX-Perryscope LLC (4724); SFX-React Operating LLC (0584); Spring Awakening, LLC (6390); SFXE Netherlands Holdings Coöperatief U.A. (6812); SFXE Netherlands Holdings B.V. (6898). The Debtors’ business address is 524 Broadway, 11th Floor, New York, NY 10012.

Bankruptcy Code [Docket No. 1079] (including all exhibits thereto, the “Disclosure Statement”) filed by the Debtors on September 30, 2016;2

•	the Order Granting Debtors’ Motion for Entry of an Order (I) Approving the Disclosure Statement, (II) Establishing Procedures for the Solicitation and Tabulation of Votes to Accept or Reject the Plan, (III) Authorizing Electronic Voting for Certain Claims, (IV) Approving Forms of Notices and Ballots, (V) Establishing Notice and Objection Procedures in Respect Thereof, (VI) Setting Confirmation Hearing and Related Deadlines and (VII) Granting Related Relief [Docket No. 1092] (the “Disclosure Statement Order”), entered on October 3, 2016;

•	the affidavits of service of solicitation materials dated October 14, 2016 [Docket Nos. 1130, 1131, 1255] (the “Solicitation Affidavits”);

•	the Affidavit of Publication of the Notice of (I) Order Approving the Disclosure Statement, Solicitation Procedures, Limited Use of Electronic Voting and Forms of Solicitation Materials, and (II) Hearing and Objection Procedures for Confirmation of the Plan in The New York Times, dated October 10, 2016 [Docket No. 1115] (the “Publication Notice”);

•	the Notice of Filing of Plan Supplement, dated October 26, 2016 [Docket No. 1074], the Notice of Filing of Revised Plan Supplement Documents, dated November 4, 2016 [Docket No. 1236] and the Notice of Filing of Exhibit K to the Plan Supplement, dated November 8, 2016 [Docket No. 1254] (collectively, and as the same may be further amended, supplemented, or modified from time to time, the “Plan Supplement”);

•	the declarations that have been filed in connection with the Confirmation Hearing (collectively, the “Declarations”), including:

o	the Declaration of Michael Katzenstein in Support of Confirmation of the Fifth Amended Joint Plan of Reorganization of SFX Entertainment, Inc., et al. Under Chapter 11 of the Bankruptcy Code [Docket No. 1241];

o	the Declaration of Adam Keil in Support of Confirmation of the Fifth Amended Joint Plan of Reorganization of SFX Entertainment, Inc., et al. Under Chapter 11 of the Bankruptcy Code [Docket No. 1240];

[2]	Capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Plan, the Disclosure Statement, and/or the Disclosure Statement Order (as defined herein). Any capitalized term not defined in the Plan, the Disclosure Statement, the Disclosure Statement Order, and/or this Confirmation Order, but that is used in title 11 of the United States Code, as amended (the “Bankruptcy Code”) or the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”), shall have the meaning ascribed to that term in the Bankruptcy Code or the Bankruptcy Rules.

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o	the Revised Affidavit of Michael J. Paque with Respect to the Tabulation of Votes on the Fifth Amended Joint Plan of Reorganization of SFX Entertainment, Inc., et al. Under Chapter 11 of the Bankruptcy Code [Docket No. 1251], dated November 8, 2016 (the “Voting Declaration”);

•	the objections that have been filed to Confirmation (collectively, the “Objections”);

•	the Debtors’ Memorandum of Law (I) in Support of the Debtors’ Request for an Order Confirming the Debtors’ Fifth Amended Joint Plan of Reorganization of SFX Entertainment, Inc., et al. Under Chapter 11 of the Bankruptcy Code (as Modified) and (II) in Reply to Objections to Confirmation of the Debtors’ Fifth Amended Joint Plan of Reorganization of SFX Entertainment, Inc., et al. Under Chapter 11 of the Bankruptcy Code (as Modified) [Docket No. 1244] and Supplement to Debtors’ Memorandum of Law (I) in Support of the Debtors’ Request for an Order Confirming the Debtors’ Fifth Amended Joint Plan of Reorganization of SFX Entertainment, Inc., et al. Under Chapter 11 of the Bankruptcy Code (as Modified) and (II) in Reply to Objections to Confirmation of the Debtors’ Fifth Amended Joint Plan of Reorganization of SFX Entertainment, Inc., et al. Under Chapter 11 of the Bankruptcy Code (as Modified) [Docket No. 1245] (collectively, the “Confirmation Brief”);

•	all oral representations, arguments, fact and expert testimony, documents, filings and evidence presented at or in connection with the hearing held on November 9, 2016 (the “Confirmation Hearing”) to consider Confirmation; and

•	the entire record of the Debtors’ Chapter 11 Cases, as to which the Bankruptcy Court takes judicial notice.

NOW, THEREFORE, it appearing to the Bankruptcy Court that notice of the Confirmation Hearing and the opportunity for any party-in-interest to object to Confirmation have been adequate and appropriate, and the legal and factual bases set forth in the documents filed in support of Confirmation of the Plan and presented at the Confirmation Hearing, including but not limited to the Declarations and the Confirmation Brief, establish just cause for the relief granted herein, and after due deliberation thereon and good cause appearing therefor,

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the Bankruptcy Court hereby makes and issues the following findings of fact, conclusions of law, and orders:

(A)       Exclusive Jurisdiction; Venue; Core Proceeding (28 U.S.C. §§ 157(b)(2), 1334(a)). This Bankruptcy Court has jurisdiction over these Chapter 11 Cases pursuant to sections 157 and 1334 of title 28 of the United States Code. Since the Petition Date, venue has been, and is proper pursuant to sections 1408 and 1409 of title 28 of the United States Code. Confirmation of the Plan is a core proceeding pursuant to section 157(b)(2)(L) of title 28 of the United States Code, and upon which the Bankruptcy Court may issue a final order. The Bankruptcy Court has exclusive jurisdiction to determine whether the Plan complies with the applicable provisions of the Bankruptcy Code and should be confirmed.

(B)       Eligibility for Relief. The Debtors were, and are, entities eligible for relief under section 109 of the Bankruptcy Code. The Debtors are proper proponents of the Plan under section 1121 of the Bankruptcy Code.

(C)       Commencement and Joint Administration. On the Petition Date, each of the Debtors filed voluntary petitions for relief under chapter 11 of the Bankruptcy Code. Each Debtor is authorized to continue operating its business and managing its properties as a debtor-in-possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code. By prior order of the Bankruptcy Court authorizing the joint administration of the Chapter 11 Cases [Docket No. 49], these Chapter 11 Cases have been consolidated for procedural purposes only and are being jointly administered pursuant to Bankruptcy Rule 1015(b). An Official Committee of Unsecured Creditors (the “Creditors’ Committee”) was appointed on February 12, 2016 [Docket No. 99].

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(D)       Judicial Notice. The Bankruptcy Court takes judicial notice of (and deems admitted into evidence for Confirmation) the docket of the Chapter 11 Cases maintained by the Clerk of the Bankruptcy Court or its duly-appointed agent, including, without limitation, all pleadings and other documents filed, all orders entered, all hearing transcripts, and all evidence and argument made, proffered, or adduced at the hearings held before the Bankruptcy Court during the pendency of the Chapter 11 Cases, including, but not limited to, the Confirmation Hearing. Any resolutions of objections to Confirmation explained on the record at the Confirmation Hearing are hereby incorporated by reference, and any unresolved objections, statements, and reservations of rights are hereby overruled on the merits.

(E)       Burden of Proof. The Debtors, as proponents of the Plan, have met their burden of proving that the Plan complies with each necessary element of sections 1129(a) and (b) of the Bankruptcy Code by a preponderance of evidence, which is the applicable evidentiary standard for Confirmation. The Bankruptcy Court also finds that the Debtors have satisfied the elements of sections 1129(a) and (b) of the Bankruptcy Code by clear and convincing evidence. Each of the witnesses who testified on behalf of the Debtors was credible, reliable and qualified to testify as to the topics addressed in his or her testimony.

(F)       Transmittal and Mailing of Materials; Notice. The Disclosure Statement and the Plan were transmitted and served in compliance with the Disclosure Statement Order, the Bankruptcy Code, and the Bankruptcy Rules, and such transmittal and service was adequate and sufficient, and no other or further notice is or shall be required. All Holders of Claims and Interests, and all other parties in interest, were duly given notice of, and had a full and fair opportunity to be heard in connection with, the Plan, pursuant to and in satisfaction of the applicable provisions of the Bankruptcy Code and Bankruptcy Rules, as evidenced by the

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Solicitation Affidavits and Publication Notice. The Publication Notice complied with the Disclosure Statement Order and all other applicable rules, laws, and regulations in all respects. Proper, timely, and adequate notice of the Confirmation Hearing and deadline to object to the Plan has been provided to all necessary persons and entities and that such notice was sufficient and appropriate under the particular circumstances, and no other or further notice is required.

(G)       Solicitation. Solicitation of votes to accept or reject the Plan was conducted in good faith and in compliance with sections 1125 and 1126 of the Bankruptcy Code, Bankruptcy Rules 3017 and 3018, the Disclosure Statement and Disclosure Statement Order, all other applicable provisions of the Bankruptcy Code, and all other applicable rules, laws, and regulations and, as such, the Debtors and their respective agents, representatives, attorneys, and advisors shall be entitled to the benefits and protections of section 1125(e) of the Bankruptcy Code and the exculpation provisions set forth in Article XII of the Plan.

(H)       Voting Declaration. On November 7, 2016, the Debtors filed the Voting Declaration certifying the method and results of Ballot tabulation (as set forth on the Voting Report attached to the Voting Declaration) for each of the Classes entitled to vote to accept or reject the Plan. All procedures used to tabulate the Ballots were fair and conducted in accordance with the Disclosure Statement Order, the Bankruptcy Code, the Bankruptcy Rules, the Local Rules of Bankruptcy Practice and Procedure of the United States Bankruptcy Court for the District of Delaware (the “Local Rules”), and all other applicable rules, laws, and regulations.

(I)       Classes Deemed to Have Accepted the Plan. Class 1A – LL Claims (2019 Debtors), Class 1A - B Claims (Foreign Debtors), Class 1A – D Claims (Non-Obligor Debtors), Class 2A – LL Claims (2019 Debtors), Class 2A – B Claims (Foreign Debtors). Class 1A – D

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Claims (Non-Obligor Debtors), Class 5A – B Claims (Foreign Debtors), Class 5A – D Claims (Non-Obligor Debtors), Class 7A - B Claims (Foreign Debtors), Class 7A – D Claims (Non-Obligor Debtors), Class 8A – LL Claims (2019 Debtors), Class 8A – B Claims (Foreign Debtors), Class 8A – D Claims (Non-Obligor Debtors), Class 9B – LL Interests (2019 Debtors), Class 9A – B Interests (Foreign Debtors), and Class 9A – D Interests (Non-Obligors) are Unimpaired and are deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.

(J)       Classes Deemed to Have Rejected the Plan. Class 7A – LL Claims (2019 Debtors) and Class 10A Interests shall not receive or retain any property under the Plan and, therefore, are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code.

(K)       Classes Voting to Accept the Plan. As evidenced by the Voting Report, Class 3A – B Claims, Class 4A – LL Claims, Class 5A – LL Claims (2019 Debtors), and Class 6A – LL Claims have voted to accept the Plan.

(L)       Classes Voting to Reject the Plan. As evidenced by the Voting Report, no classes eligible to vote to accept or reject the Plan voted to reject the Plan.

(M)       Plan Supplement. As required by the Bankruptcy Code, the Bankruptcy Rules, and all other applicable orders, and federal, state, and local laws, rules and regulations, on October 26, 2016, November 4, 2016 and November 8, 2016, the Debtors filed the Plan Supplement, which included, as exhibits thereto, the terms or draft forms of the following documents relating to the Plan and/or to be executed, delivered, assumed and/or entered into in connection with the consummation of the Plan on or prior to the Effective Date (including exhibits and schedules thereto and as amended, modified, or supplemented, from time to time,

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collectively, the “Plan Supplement Documents”): (i) the Composition of the Initial Board of Directors and Initial Officers of the Reorganized Debtors; (ii) the Description of Structure; (iii) the New Governance Documents; (iii) the New Stockholders’ Agreement; (iv) the New Series A Preferred Stock Certificate; (v) the New Series A Preferred Stock Investment Agreement; (vi) the New Series B Preferred Stock Certificate; (vii) the Warrant Agreement governing New Warrants; (viii) the schedule of Executory Contracts and Unexpired Leases to be assumed, with respective Cure Amounts and a Form Notice; (ix) a form of the Litigation Trust Agreement; (x) a list disclosing the identity of the Litigation Trustee and the members of the Litigation Trust Oversight Committee; and (xi) the GUC Note. Notice of the applicable Plan Supplement Documents was good and proper in accordance with the Bankruptcy Code, Bankruptcy Rules and the Disclosure Statement Order, and no other or further notice is or shall be required. The Debtors are authorized to modify the Plan Supplement Documents in accordance with the Plan.

(N)       Modifications to Plan. All modifications to the Fifth Amended Plan, as set forth in Exhibit A hereto, and any modifications to the Plan described or set forth herein constitute technical changes or changes with respect to particular Claims by agreement with the Holders of such Claims, and do not materially or adversely affect or change the treatment of any other Claims or Interests. Pursuant to Bankruptcy Rule 3019, these modifications do not require additional disclosure under section 1125 of the Bankruptcy Code or the re-solicitation of votes under section 1126 of the Bankruptcy Code, nor do they require that the Holders of Claims or Interests be afforded an opportunity to change previously cast acceptances or rejections of the Fifth Amended Plan.

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(O)         Bankruptcy Rules 3016(a) and (b). The Plan is dated and identifies the entities submitting it as the Debtors, which term is defined in the Plan, thereby satisfying Bankruptcy Rule 3016(a). The Disclosure Statement was filed with the Clerk of the Bankruptcy Court, thereby satisfying Bankruptcy Rule 3016(b).

(P)          Satisfaction of Confirmation Requirements. The Plan satisfies the requirements for confirmation set forth in section 1129 of the Bankruptcy Code.

(Q)         Plan Compliance with Bankruptcy Code (11 U.S.C. § 1129(a)(1)). The Plan complies with all applicable provisions of the Bankruptcy Code, including sections 1122 and 1123, thereby satisfying section 1129(a)(1) of the Bankruptcy Code.

(1)	Proper Classification (11 U.S.C. §§ 1122, 1123(a)(1)). In addition to the Administrative Claims, DIP Claims, and Priority Tax Claims listed in Article II of the Plan, which need not be classified, the Plan designates ten (10) Classes of Claims and Interests, based on differences in the legal nature or priority of such Claims against and Interests in each Debtor. In accordance with section 1122(a) of the Bankruptcy Code, each Class of Claims and Interests contains only, respectively, Claims and Interests that are substantially similar to the other Claims and Interests within that Class. Valid business, factual, and legal reasons exist for separately classifying the various Classes of Claims and Interests created under the Plan, the classifications were not implemented for any improper purposes, and the creation of such Classes does not unfairly discriminate between or among Holders of Claims and Interests. Therefore, the Plan satisfies sections 1122 and 1123(a)(1) of the Bankruptcy Code.

(2)	Specified Unimpaired Classes (11 U.S.C. § 1123(a)(2)). Article III of the Plan specifies that Claims and Interests in Class 1A - LL Claims (2019 Debtors), Class 1A – B Claims (Foreign Debtors), Class 1A – D Claims (Non-Obligor Debtors), Class 2A – LL Claims (2019 Debtors), Class 2A – B Claims (Foreign Debtors), Class 2A – D Claims (Non-Obligor Debtors), Class 5A – B Claims (Foreign Debtors), Class 5A – D Claims (Non-Obligor Debtors), Class 7A - B Claims (Foreign Debtors), Class 7A - D Claims (Non-Obligor Debtors), Class 8A - LL Claims (2019 Debtors), Class 8A – B Claims (Foreign Debtors), Class 8A – D Claims (Non-Obligor Debtors), Class 9B – LL Interests (2019 Debtors), Class 9A – B Interests (Foreign Debtors), and Class 9A – D Interests (Non-Obligors) are Unimpaired under the Plan. Additionally, Section 3.01 of the Plan specifies that Administrative Claims, Tranche A DIP Facility Claims, and Priority Tax Claims are Unimpaired, although these Claims are not

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classified under the Plan. Accordingly, the requirements of section 1123(a)(2) of the Bankruptcy Code have been satisfied.

(4)	Specified Treatment of Impaired Classes (11 U.S.C. § 1123(a)(3)). Section 3.02 of the Plan designates Class 3A – B Claims (Foreign Debtors), Class 4A – LL Claims (2019 Debtors), Class 5A – LL Claims (2019 Debtors), Class 6A - LL Claims (2019 Debtors), Class 7A – LL Claims (2019 Debtors), and Class 10A Interests (2019 Debtors) as Impaired and specifies the treatment of Claims and Interests in those Classes. Additionally, although Tranche B DIP Facility Claims are not classified under the Plan, Section 3.01 of the Plan specifies the treatment of such Claims. Accordingly, the requirements of section 1123(a)(3) of the Bankruptcy Code have been satisfied.

(5)	No Discrimination (11 U.S.C. § 1123(a)(4)). Article III of the Plan provides the same treatment and opportunity for each Claim or Interest within a particular Class (and Debtor group) unless the Holder of a particular Claim or Interest has agreed to a less favorable treatment with respect to such Claim or Interest. The Plan, therefore, satisfies the requirements of section 1123(a)(4) of the Bankruptcy Code.

(6)	Implementation of Plan (11 U.S.C. § 1123(a)(5)). The Plan, including, among other things, Article V of the Plan and the Plan Supplement, provide in detail adequate and proper means for the Plan’s implementation, including, but not limited to: (a) the issuance of the shares of New Preferred Stock, (b) the issuance of the shares of New Common Stock, (c) the issuance of the New Warrants, (d) the appointment of new directors, officers and managers of the Reorganized Debtors, and (e) the creation of the Litigation Trust. In addition, the Debtors have filed the term sheets for or drafts of the material documents, which are necessary to implement the Plan, in the Plan Supplement.

(7)	No Issuance of Non-Voting Securities (11 U.S.C. § 1123(a)(6)). The Plan does not propose the issuance of nonvoting equity or other securities; accordingly the prohibition on issuance of nonvoting securities is inapplicable.

(8)	Designation of Directors (11 U.S.C. § 1123(a)(7)). As set forth in Section 5.04 and Section 5.05 of the Plan, and in the Plan Supplement, on the Effective Date, the New SFXE Board shall be comprised of the parties disclosed in the Plan Supplement. The provisions set forth in the Plan for the selection of the officers and directors are consistent with the interests of creditors and equity holders and with public policy, and therefore section 1123(a)(7) of the Bankruptcy Code is satisfied.

(9)	Additional Plan Provisions (11 U.S.C. § 1123(b)). The Plan’s provisions are appropriate and consistent with the applicable provisions of the

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Bankruptcy Code, including, without limitation, provisions for: (a) Distributions to Holders of Allowed Claims; (b) the rejection or assumption of Executory Contracts and Unexpired Leases; (c) the retention of, and right to enforce, sue on, settle, or compromise Claims and/or Causes of Action; (d) resolution of Disputed Claims; (e) the appointment of the Litigation Trustee; (f) the exculpation and release of various entities as set forth in Article XII of the Plan; (g) the various injunctions set forth in the Plan; and (h) the vesting of all property and assets of the Debtors and all Causes of Action in the Reorganized Debtors, thereby satisfying section 1123(b) of the Bankruptcy Code.

(10)	Cure of Defaults (11 U.S.C. § 1123(d)). Section 7.03 of the Plan provides that any monetary amounts by which each Executory Contract and Unexpired Lease to be assumed pursuant to the Plan is in default shall be satisfied, under section 365(b)(1) of the Bankruptcy Code, solely by Cure. Thus, the Plan complies with section 1123(d) of the Bankruptcy Code.

(R)       Debtors’ Compliance with Bankruptcy Code (11 U.S.C. § 1129(a)(2)). The Debtors have complied with all applicable provisions of the Bankruptcy Code, including, but not limited to sections 1122, 1123, 1124, 1125, 1126, and 1128 of the Bankruptcy Code, and Bankruptcy Rules 3017, 3018, and 3019, thereby satisfying section 1129(a)(2) of the Bankruptcy Code. The Debtors and their respective present and former members, officers, directors, employees, advisors, attorneys, and agents have participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code with regard to the offering, issuance, and distribution of recoveries under the Plan and, therefore, are not, and on account of such distributions will not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or distributions made pursuant to the Plan, so long as such distributions are made consistent with and pursuant to the Plan.

(S)       Plan Proposed in Good Faith (11 U.S.C. § 1129(a)(3)). The Debtors have proposed the Plan in good faith and not by any means forbidden by law. In determining that the Plan has been proposed in good faith, the Bankruptcy Court has examined the totality of the

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circumstances surrounding the filing of these Chapter 11 Cases, the Plan itself, and the process leading to its formulation. The Debtors, the Creditors’ Committee, the DIP Agent, the DIP Lenders, the Foreign Loan Agent, the Foreign Loan Lenders, the ad hoc committee of Prepetition Second Priority Noteholders and its members, and their respective counsel and advisors as applicable, participated in good faith in negotiating, at arms’ length, the Plan and the contracts, instruments, releases, agreements and documents related to or necessary to implement, effectuate and consummate the Plan. Each of the Debtors, the Creditors’ Committee, the DIP Agent, the DIP Lenders, the Foreign Loan Agent, the Foreign Loan Lenders, the ad hoc committee of Prepetition Second Priority Noteholders and its members, and their respective counsel and advisors, as applicable, also participated in good faith in each of the actions taken to bring about, and in satisfying each of the conditions precedent to, confirmation and consummation of the Plan, except to the extent only the participation of certain parties was provided for in the selection of directors of the Reorganized Debtors. The Debtors’ good faith is evident from the facts and record of these Chapter 11 Cases, the Disclosure Statement, and the hearings thereon, and the record of the Confirmation Hearing and other proceedings held in these Chapter 11 Cases.

(T)       Payments for Services or Costs and Expenses (11 U.S.C. § 1129(a)(4)). Any payment made or to be made by any of the Debtors for services or for costs and expenses in or in connection with the Chapter 11 Cases, or in connection with the Plan and incident to the Chapter 11 Cases has been approved by, or is subject to the approval of, the Bankruptcy Court as reasonable, thereby satisfying section 1129(a)(4) of the Bankruptcy Code.

(U)       Directors, Officers, and Insiders (11 U.S.C. § 1129(a)(5)). The Debtors have complied with section 1129(a)(5) of the Bankruptcy Code. Sections 5.04 and 5.05 of the Plan

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provides that the initial directors of the Reorganized Debtors, including the New SFXE Board, and the initial officers of the Reorganized Debtors shall be disclosed in the Plan Supplement, and these parties are so disclosed in the Plan Supplement. The identity of any insiders that will be employed or retained by the Reorganized Debtors, and the nature of such insider’s compensation have also been disclosed in the Plan Supplement. The appointment of such individuals to such positions is consistent with the interest of Holders of Claims and Interests and public policy, thereby satisfying section 1129(a)(5) of the Bankruptcy Code.

(V)       No Rate Changes (11 U.S.C. § 1129(a)(6)). Section 1129(a)(6) of the Bankruptcy Code is satisfied because the Plan does not provide for any change in rates over which a governmental regulatory commission has jurisdiction.

(W)       Best Interests of Creditors (11 U.S.C. § 1129(a)(7)). The Plan satisfies section 1129(a)(7) of the Bankruptcy Code. The liquidation analysis attached as Exhibit C to the Disclosure Statement and other evidence in support of the Plan that was proffered or adduced at or prior to, or in the Declarations, the Confirmation Hearing: (a) is reasonable, persuasive, credible, and accurate as of the dates such evidence was prepared, presented, or proffered; (b) utilizes reasonable and appropriate methodologies and assumptions; (c) has not been controverted by other evidence; and (d) establishes that each Holder of an Impaired Claim or Interest either has accepted the Plan or will receive or retain under the Plan, on account of such Claim or Interest, property of a value, as of the Effective Date, that is not less than the amount that such Holder would receive or retain if the Debtors were liquidated under chapter 7 of the Bankruptcy Code on such date, taking into account the existence of any potential avoidance actions.

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(X)       Acceptance of Certain Classes (11 U.S.C. § 1129(a)(8)). Class 1A – LL Claims (2019 Debtors), Class 1A – B Claims (Foreign Debtors), Class 1A – D Claims (Non-Obligor Debtors), Class 2A – LL Claims (2019 Debtors), Class 2A – B Claims (Foreign Debtors), Class 2A – D Claims (Non-Obligor Debtors), Class 5A – B Claims (Foreign Debtors), Class 5A – D Claims (Non-Obligor Debtors), Class 7A - B Claims (Foreign Debtors), Class 7A - D Claims (Non-Obligor Debtors), Class 8A – LL Claims (2019 Debtors), Class 8A – B Claims (Foreign Debtors), Class 8A – D Claims (Non-Obligor Debtors), Class 9B – LL Interests (2019 Debtors), Class 9A – B Interests (Foreign Debtors), and Class 9A – D Interests (Non-Obligors) are Classes of Unimpaired Claims and Interests that are conclusively presumed to have accepted the Plan under section 1126(f) of the Bankruptcy Code and therefore satisfy section 1129(a)(8) of the Bankruptcy Code. Class 3A – B Claims, Class 4A – LL Claims, Class 5A – LL Claims (2019 Debtors), and Class 6A – LL Claims have voted to accept the Plan, therefore section 1129(a)(8) is satisfied with respect to such Classes.

Section 1129(a)(8) has not been satisfied with respect to Class 7A – LL Claims (2019 Debtors) and Class 10A Interests (2019 Debtors) which will not receive or retain any property under the Plan and, therefore, are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Nevertheless, the Plan is confirmable because the Plan satisfies section 1129(b) of the Bankruptcy Code with respect to Class 7A – LL Claims (2019 Debtors) and Class 10A Interests (2019 Debtors), as described below.

(Y)       Treatment of Administrative Claims, DIP Claims and Priority Tax Claims (11 U.S.C. § 1129(a)(9)). The treatment of Administrative Claims, DIP Claims, and Priority Tax Claims pursuant to Section 3.01 of the Plan satisfies the requirements of sections 1129(a)(9) of the Bankruptcy Code, as all such Claims that are Allowed will be paid in full in Cash on or as

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soon as practicable after the Effective Date (to the extent not previously paid) or such Holders have agreed to a different treatment.

(Z)       Acceptance by at Least One Impaired Class (11 U.S.C. § 1129(a)(10)). As set forth in the Voting Declaration, Class 3A – B Claims, Class 4A – LL Claims, Class 5A – LL Claims (2019 Debtors), and Class 6A – LL Claims have accepted the Plan. Accordingly, at least one Impaired Class has accepted the Plan, determined without including any acceptance of the Plan by any insider, thus satisfying the requirements of section 1129(a)(10) of the Bankruptcy Code.

(AA)   Feasibility (11 U.S.C. § 1129(a)(11)). The Disclosure Statement, the Plan, the Plan Supplement, the Confirmation Brief, the Declarations, the Liquidation Analysis, the executed New Series A Preferred Stock Investment Agreement, and all evidence proffered, adduced, or presented at the Confirmation Hearing, collectively: (a) are reasonable, persuasive, credible, and accurate as of the dates prepared, presented, or proffered; (b) utilize reasonable and appropriate methodologies and assumptions; (c) have not been controverted by other evidence; (d) establish that the Plan is feasible and that Confirmation is not likely to be followed by the liquidation or the need for further financial reorganization of the Debtors; and (e) establish that the Debtors will have sufficient funds available to meet their obligations under the Plan, thus satisfying the requirements of section 1129(a)(11) of the Bankruptcy Code.

(BB)    Payment of Fees (11 U.S.C. § 1129(a)(12)). Section 13.05 of the Plan provides that all fees payable under section 1930 of title 28 of the United States Code have been paid or will be paid on and after the Effective Date, and thereafter as may be required, for each Debtor until entry of a final decree with respect to such Debtor, thus satisfying the requirements of section 1129(a)(12) of the Bankruptcy Code.

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(CC)       Retiree Benefits (11 U.S.C. § 1129(a)(13)). The Debtors have no obligations to provide any such retiree benefits, and accordingly, section 1129(a)(13) of the Bankruptcy Code is inapplicable.

(DD)      Sections 1129(a)(14), 1129(a)(15) and 1129(a)(16). The Debtors are not individuals, do not owe any domestic support obligations, and are not nonprofit corporations. Therefore, sections 1129(a)(14), 1129(a)(15) and 1129(a)(16) of the Bankruptcy Code do not apply to these Chapter 11 Cases.

(EE)       Fair and Equitable; No Unfair Discrimination (11 U.S.C. § 1129(b)); Confirmation of Plan Over Nonacceptance of Certain Impaired Classes. The classification and treatment of Claims and Interests in the Plan is proper and complies with section 1122 of the Bankruptcy Code. The Plan may be confirmed pursuant to section 1129(b) of the Bankruptcy Code notwithstanding that the requirements of section 1129(a)(8) have not been met because, based upon the evidence proffered, adduced, or presented by the Debtors at and in connection with the Confirmation Hearing, the Plan does not discriminate unfairly and is fair and equitable with respect to each Impaired Class that has not accepted the Plan, as required by section 1129(b)(1) of the Bankruptcy Code. The Plan satisfies the “fair and equitable” requirement notwithstanding that Class 7A – LL Claims (2019 Debtors) and Class 10A Interests (2019 Debtors) are deemed to reject the Plan, because:

(i) with respect to Class 7A – LL Claims (2019 Debtors), the Holder of any Claim or Interest junior to the Class 7A – LL Claims (2019 Debtors) will not receive or retain any property under the Plan on account of such junior Claim or Interest and the Plan does not discriminate unfairly with respect to Class 7A – LL Claims (2019 Debtors). Further, no Holder of a Claim senior to Class 7A – LL Claims (2019 Debtors) will receive more than the full Allowed amount of its Claim. The treatment of Class 7A – LL Claims (2019 Debtors) satisfies the requirements of section 1129 of the Bankruptcy Code; such treatment does not discriminate unfairly and is

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fair and equitable within the meaning of section 1129(b)(2)(B) of the Bankruptcy Code.

(ii) with respect to Class 10A Interests (2019 Debtors), no holder of any interest that is junior to such Class will receive or retain any property under the Plan on account of such junior interest, as there are no classes junior to Class 10A Interests (2019 Debtors). Further, no Holder of a Claim senior to Class 10A Interests (2019 Debtors) will receive more than the full Allowed amount of its Claim. The treatment of Class 10A Interests (2019 Debtors) satisfies the requirements of section 1129 of the Bankruptcy Code; such treatment does not discriminate unfairly and is fair and equitable within the meaning of section 1129(b)(2)(C) of the Bankruptcy Code.

(FF)       Only One Plan (11 U.S.C. § 1129(c)). Other than the Plan (including previous versions thereof), no other plan has been filed in these Chapter 11 Cases. Accordingly, the requirements of section 1129(c) of the Bankruptcy Code have been satisfied.

(GG)       Principal Purpose of the Plan (11 U.S.C. § 1129(d)). The principal purpose of the Plan is not the avoidance of taxes or the avoidance of the application of Section 5 of the Securities Act of 1933 (15 U.S.C. § 77e). Accordingly, the requirements of section 1129(d) of the Bankruptcy Code have been satisfied.

(HH)      Small Business Case (11 U.S.C. § 1129(e)). None of these Chapter 11 Cases is a “small business case” as that term is defined in the Bankruptcy Code, and, accordingly, section 1129(e) of the Bankruptcy Code is inapplicable.

(II)         Assumed and Rejected Executory Contracts and Unexpired Leases. The Debtors have exercised their reasonable business judgment in determining which Executory Contracts and Unexpired Leases to assume and which Executory Contracts and Unexpired Leases to reject, as detailed in Article VII of the Plan and the schedule of Executory Contracts and Unexpired Leases in the Plan Supplement.

(JJ)        Good Faith. The Debtors have proposed the Plan in good faith, with the legitimate and honest purposes of maximizing the value of each of the Debtors’ Estates for the

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benefit of their stakeholders. Accordingly, the Debtors (and all of their respective members, officers, directors, agents, financial advisers, attorneys, employees, partners, Affiliates, and representatives) have been, are, and will continue to act in good faith if they proceed to: (a) consummate the Plan and the agreements, settlements, transactions, and transfers contemplated thereby; and (b) take the actions authorized and directed or contemplated by this Confirmation Order. Therefore, the Plan has been proposed in good faith to achieve a result consistent with the objectives and purposes of the Bankruptcy Code.

(KK)    Disclosure. The Debtors have disclosed all material facts regarding: (a) the distribution of Cash under the Plan; (b) the adoption, execution, and implementation of the other matters provided for under the Plan involving corporate or limited liability company (as applicable) action to be taken by or required of the Debtors; (c) the entry into the Litigation Trust Agreement; and (d) the adoption, execution, and delivery of all contracts, leases, instruments, securities, releases, indentures, and other agreements related to any of the foregoing.

(LL)    Transfers by Debtors; Vesting of Assets Free and Clear. Except as otherwise provided herein and pursuant to section 1123(b)(3) and sections 1141(b) and (c) of the Bankruptcy Code, on the Effective Date, all of the property and assets of the Debtors and all Causes of Action (and rights with respect thereto) that the Debtors or the Estates may hold against any Person or Entity (other than those expressly released or subject to exculpation pursuant to Sections 12.02 and 12.05 of the Plan, respectively) shall automatically vest or revest in the Reorganized Debtors, free and clear of all Claims, Liens, Interests, charges or other encumbrances; provided, however, that on the Effective Date, all of the Debtors’ right, title and interest in and to the Litigation Trust Claims shall become Litigation Trust Assets in accordance with Article VI of the Plan. On and after the Effective Date, the Reorganized Debtors may

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operate the Debtors’ businesses and conduct their affairs and use, acquire or dispose of property and assets and settle or compromise any Claims (subject to Sections 9.01(iii) and 9.03 of the Plan), Interests, or Causes of Action (and rights with respect thereto) (other than the Litigation Trust Claims and rights with respect thereto) without the supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, subject to the terms of the Plan and the Plan Supplement, and all documents and exhibits thereto implementing the provisions of the Plan. Except as otherwise provided in the Plan or in any contract, instrument, release or other agreement entered into or delivered in connection with the Plan, in accordance with section 1123(b) of the Bankruptcy Code, to the fullest extent possible under applicable law, on the Effective Date, the Reorganized Debtors or their successors shall retain and may enforce, and shall have the sole right to enforce, prosecute, abandon, dismiss, compromise or settle any claims, demands, rights, and those Causes of Action (and rights with respect thereto) that the Debtors may hold against any Entity, except those Causes of Action that are (i) released or subject to exculpation pursuant to Sections 12.02 and 12.05 of the Plan, respectively or (ii) Litigation Trust Claims that are transferred to the Litigation Trust.

(MM)    Approval of Settlements and Compromises. Pursuant to sections 105, 363, and 1123(b)(3) of the Bankruptcy Code, Bankruptcy Rule 9019, and in consideration for the Distributions and other benefits provided pursuant to the Plan, or any Distribution to be made on account of an Allowed Claim, all settlements and compromises of Claims and Interests embodied in the Plan constitute good faith compromises and settlements of Claims and Interests, and such compromises and settlements are fair, equitable, reasonable and appropriate in light of the relevant facts and circumstances underlying such compromises and settlements, and are in the best interests of the Debtors, their Estates and Holders of Claims and Interests.

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(NN)    Rule 54(b) Judgment. To the extent Rule 54(b) of the Federal Rules of Civil Procedure (as incorporated by Bankruptcy Rule 7054 made applicable to this proceeding pursuant to Bankruptcy Rule 9014) is or may be applicable, there is no just reason for delay of entry of a separate and final judgment confirming the Plan pursuant to section 1129 of the Bankruptcy Code with respect to each of the Debtors.

(OO)    Conditions Precedent to Confirmation. Each of the conditions precedent to Confirmation, as set forth in Section 10.01 of the Plan, has been satisfied or waived in accordance with the provisions of the Plan.

(PP)    Implementation. All documents and agreements necessary to implement the Plan, including those contained in the Plan Supplement, and all other relevant and necessary documents have been negotiated in good faith, at arm’s length, and are in the best interests of the Debtors, and shall, upon completion of documentation and execution be valid, binding, and enforceable documents and agreements not in conflict with any federal, state, or local law.

(QQ)    Retention of Jurisdiction. The Bankruptcy Court may properly retain jurisdiction over the matters set forth in Article XI of the Plan and section 1142 of the Bankruptcy Code.

(RR)    Releases by the Debtors. The releases by the Debtors set forth in Section 12.02(b) of the Plan represent a valid exercise of the Debtors’ business judgment. Pursuing any such claims against the Debtor Released Parties is not in the best interests of the Debtors and their various constituencies, as each release was a bargained for element of the Plan—and the settlements contained therein—and the costs involved would likely outweigh any potential benefits from pursuing any such claims. In addition, the Debtor Released Parties provided good and valuable consideration in exchange for the releases by the Debtors, including services and funding, as the case may be, by the Debtor Released Parties and otherwise facilitating the

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reorganization of the Debtors and the implementation of the restructuring contemplated by the Plan.

(SS)    Releases of the Debtor Released Parties by the Debtors are critically important to the success of the Plan agreed to by the Debtors’ primary stakeholders and reflects and implements the concessions and compromises. The Debtors received value from or on behalf of, and were aided in the reorganization process by, the Debtor Released Parties. The Debtor Released Parties played an integral role in the formulation and implementation of the Plan, including in ensuring that value is delivered to creditors at all levels of the Debtors’ capital structure. The Plan reflects the settlement and resolution of several complex issues, and the releases by the Debtors are an integral part of the consideration to be provided in exchange for the compromises and resolutions embodied in the Plan.

(TT)    Based on the record and the facts and circumstances of the Chapter 11 Cases, the Bankruptcy Court hereby determines that the releases by the Debtors in Section 12.02(b) of the Plan are: (1) in exchange for the good and valuable consideration provided by the Debtor Released Parties; (2) a good faith settlement and compromise of the Claims released by the Debtors; (3) in the best interests of the Debtors and all Holders of Claims and Interests; (4) fair, equitable, and reasonable; (5) given and made after due notice and opportunity for hearing; and (6) a bar to any of the Debtors, the Reorganized Debtors, or the Estates from asserting any Claim or Cause of Action released pursuant to such release.

(UU)    Releases by Holders of Claims and Interests. The circumstances of the Chapter 11 Cases render the releases by Holders of Claims and Interests set forth in Section 12.02(c) of the Plan critical to the success of the Plan. The releases in Section 12.02(c) of the Plan are consensual releases and such releases are: (1) in exchange for the good and

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valuable consideration provided by the Creditor Released Parties; (2) a good faith settlement and compromise of the claims, interests, causes of action, and controversies released by the Holders of Claims and Interests granting the Consensual Releases pursuant to the terms of the Plan; (3) in the best interests of the Debtors and all Holders of Claims and Interests; (4) fair, equitable, reasonable, and necessary to the Debtors’ reorganization; (5) given and made after notice and opportunity for hearing; and (6) a bar to any of the parties granting the Consensual Releases from asserting any claims, interests, causes of action, and controversies released by such party against any of the Creditor Released Parties.

(VV)    Entry into the New Governance Documents and the New Stockholders’ Agreement. The New Governance Documents and the New Stockholders’ Agreement are essential elements of the Plan, and entry into each of the New Governance Documents, the New Stockholders’ Agreement and the other related documents (as may be amended or modified without further approval from the Bankruptcy Court in accordance with their terms) is fair, reasonable, and in the best interests of the Debtors, their Estates, the Reorganized Debtors and all Holders of Claims or Interests. The Debtors have exercised reasonable business judgment in determining to implement the New Governance Documents, the New Stockholders’ Agreement and the other related documents and have provided sufficient and adequate notice of the terms of the New Governance Documents and the New Stockholders’ Agreement. The terms and conditions of the New Governance Documents and the New Stockholders’ Agreement are fair and reasonable, and the New Governance Documents and the New Stockholders’ Agreement were each negotiated in good faith and at arm’s length.

(WW)    Issuance of Shares of New Common Stock and New Preferred Stock and Reinstatement of Intercompany Interests. The issuance of the shares of the New Common Stock

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and the shares of the New Preferred Stock (collectively, the “New Stock”), and the reinstatement of Intercompany Interests are essential elements of the Plan, are fair, reasonable, and in best interests of the Debtors, their Estates, the Reorganized Debtors and all Holders of Claims or Interests. The Debtors have exercised reasonable business judgment in determining to issue the shares of the New Stock and have provided sufficient and adequate notice of the terms of (a) the New Common Stock, (b) the New Series A Preferred Stock and (c) the New Series B Preferred Stock.

(XX)        Issuance of New Warrants. The issuance of the New Warrants is an essential element of the Plan, is fair, reasonable, and in best interests of the Debtors, their Estates, the Reorganized Debtors and all Holders of Claims or Interests. The Debtors have exercised reasonable business judgment in determining to issue New Warrants and have provided sufficient and adequate notice of the terms of New Warrants.

NOW, THEREFORE, IT IS HEREBY ORDERED, ADJUDGED, AND DECREED THAT:

1.      Notice. Notice of the Confirmation Hearing was appropriate and satisfactory based upon the circumstances of the Chapter 11 Cases and complied with the provisions of the Bankruptcy Code, the Bankruptcy Rules, and the Local Rules.

2.      Solicitation. The solicitation of votes on the Plan and the Solicitation Packages complied with the solicitation procedures in the Disclosure Statement Order, were appropriate and satisfactory based upon the circumstances of the Chapter 11 Cases, and were in compliance with the Bankruptcy Code, the Bankruptcy Rules, and the Local Rules.

3.      Confirmation. The Plan, including the Plan Supplement, and all other documents and agreements necessary to implement the Plan (as the Plan, Plan Supplement and

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such other documents may be expressly amended or modified by this Confirmation Order or in accordance with the Plan) and each of their provisions are confirmed in each and every respect pursuant to section 1129 of the Bankruptcy Code. The Plan Supplement Documents, and any amendments, modifications, and supplements thereto, and all documents and agreements related thereto (including all exhibits, schedules and attachments thereto and documents referred to in such papers), and the execution, delivery, and performance thereof, are authorized and approved as finalized. Subject to certain restrictions and requirements set forth in section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019, and those restrictions on modifications set forth in the Plan, the Debtors expressly reserve their rights to, with the consent of the Required DIP Lenders, alter, amend or modify materially the Plan with respect to the Debtors, one or more times, after Confirmation, and, to the extent necessary, may, with the consent of the Required DIP Lenders, initiate proceedings in the Bankruptcy Court to so alter, amend or modify the Plan, or remedy any defect or omission, or reconcile any inconsistencies in the Plan, the Disclosure Statement, or the Confirmation Order, in such manner as may be necessary to carry out the purposes and intent of the Plan. As set forth in the Plan, once finalized and executed, the documents comprising the Plan Supplement and all other documents contemplated by the Plan shall, as applicable, constitute legal, valid, binding and authorized obligations of the respective parties thereto, enforceable in accordance with their terms. The terms of the Plan, the Plan Supplement and exhibits thereto are incorporated by reference into, and are an integral part of, the Confirmation Order.

4.      Record Closed. The record of the Confirmation hearing is closed.

5.      Findings of Fact and Conclusions of Law. The Findings of Fact and the Conclusions of Law set forth herein shall constitute findings of fact and conclusions of law

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pursuant to Bankruptcy Rule 7052, made applicable to this proceeding by Bankruptcy Rule 9014. All findings of fact and conclusions of law announced by the Bankruptcy Court at the Confirmation Hearing are hereby incorporated herein to the extent not inconsistent herewith. To the extent that any of the following constitute findings of fact or conclusions of law, they are adopted as such. To the extent any findings of fact or conclusions of law set forth in this Confirmation Order (including any findings of fact or conclusions of law announced by the Bankruptcy Court at the Confirmation Hearing and incorporated herein) constitute an order of the Bankruptcy Court, they are adopted as such.

6.      Objections. All parties have had a full and fair opportunity to litigate all issues raised by the objections to Confirmation, or which might have been raised, and the objections to Confirmation have been fully and fairly litigated. All objections to Confirmation and other responses or reservation of rights with respect to Confirmation have been withdrawn, waived, or otherwise resolved by the Debtors prior to entry of this Confirmation Order. To the extent that any objections (including any reservations of rights contained therein) to Confirmation or other responses or reservation of rights with respect to Confirmation have not been withdrawn, waived, or settled prior to entry of this Confirmation Order, are not cured by the relief granted herein, otherwise resolved as stated by the Debtors on the record of the Confirmation Hearing, or as provided in this Confirmation Order, all such objections, including the Objection of Shareholder Denis Brisson to the Proposed Fifth Amended Joint Plan of Reorganization of SFX Entertainment, et al. [Docket No. 1171], the Objection of Shareholder Valery Burlak to the Proposed Fifth Amended Joint Plan of Reorganization of SFX Entertainment, et al. with Leave to Appear in the Court [Docket No. 1194], and the Supplement to Objection of Shareholder Denis Brisson to the Proposed Fifth Amended Joint Plan of

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Reorganization of SFX Entertainment, et al. [Docket No. 1262], and any reservation of rights contained in such objections, other responses and reservation of rights with respect to Confirmation, shall be, and hereby are, overruled on the merits.

7.      Provisions of Plan and Confirmation Order Nonseverable and Mutually Dependent. The provisions of the Plan and this Confirmation Order, including the findings of fact and conclusions of law set forth herein, are nonseverable and mutually dependent.

8.      Plan Classification Controlling. The classifications of Claims and Interests for purposes of the Distributions to be made under the Plan shall be governed solely by the terms of the Plan. The classifications set forth on the Ballots tendered to or returned by the Holders of Claims or Interests in connection with voting on the Plan: (a) were set forth on the Ballots solely for purposes of voting to accept or reject the Plan; (b) do not necessarily represent, and in no event shall be deemed to modify or otherwise affect, the actual classification of such Claims and Interests under the Plan for Distribution purposes; (c) may not be relied upon by any Holder of a Claim or Interest as representing the actual classification of such Claim or Interest under the Plan for Distribution purposes; and (d) shall not be binding on the Debtors except for voting purposes.

9.      Binding Effect. Upon the occurrence of the Effective Date, the terms of the Plan, the Plan Supplement, and the Confirmation Order shall immediately be effective and enforceable and deemed binding upon the Debtors and any entity acquiring or receiving property or a Distribution under the Plan and any Holder of a Claim against or Interest in the Debtors, whether or not the Claim or Interest of such Holder is Impaired under the Plan, whether or not the Claim or Interest is Allowed and, to the fullest extent under applicable law, whether or not such Holder or entity has accepted the Plan. The rights, benefits and obligations of any entity

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named or referred to in the Plan or the Plan Supplement shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, successor or assign, if any, of such entities.

10.      Objection to Claims. After the Effective Date, the Reorganized Debtors shall have standing and the authority to File objections to Claims and the Reorganized Debtors and the Litigation Trustee shall each have standing and the authority to File objections to Class 5 Claims (2019 Debtors), as provided in Article IX of the Plan. Any objection to Claims shall be served and Filed on or before the latest of (a) one year after the Effective Date, or (b) such later date as may be fixed by the Bankruptcy Court.

11.      M&M and ID&T. Section 9.03 of the Plan is hereby approved.

12.      Assumption and Assignment or Rejection of Executory Contracts and Unexpired Leases (11 U.S.C. § 1123(b)(2)). Pursuant to Article VII of the Plan, on the Effective Date, except as otherwise provided in the Plan, or in any contract, instrument, release, indenture or other agreement or document entered into in connection with the Plan, each of the Debtors’ Executory Contracts and Unexpired Leases not previously assumed or rejected pursuant to an order of the Bankruptcy Court are deemed rejected as of the Effective Date, except for an Executory Contract or Unexpired Lease that: (i) is listed, either specifically or by category, on the schedule of assumed Executory Contracts and Unexpired Leases in the Plan Supplement, which schedule shall be reasonably acceptable in all material respects to the Debtors and the Required DIP Lenders; (ii) was previously assumed or rejected by the Debtors pursuant to an order of the Bankruptcy Court on or prior to the Confirmation Date; (iii) previously expired or was terminated pursuant to its own terms; or (iv) is the subject of a motion to assume, assume and assign, or reject filed by the Debtors on or before the Confirmation Date (in any such case, with the approval of the Required DIP Lenders).

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13.      This Confirmation Order shall constitute an order approving the assumptions or rejections of such Executory Contracts and Unexpired Leases as set forth in the Plan (and Plan Supplement), all pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Each Executory Contract or Unexpired Lease assumed pursuant to the Plan or by Bankruptcy Court order, and not assigned to a third party on or prior to the Effective Date, shall revest in and be fully enforceable by the applicable contracting Reorganized Debtor in accordance with its terms, except as such terms may have been modified by order of the Bankruptcy Court. To the maximum extent permitted by law, to the extent any provision in any Executory Contract or Unexpired Lease assumed pursuant to the Plan restricts or prevents, or purports to restrict or prevent, or is breached or deemed breached by, the assumption of such Executory Contract or Unexpired Lease (including, without limitation, any “change of control” provision), then such provision shall be deemed modified such that the transactions contemplated by the Plan shall not entitle the counterparty thereto to terminate such Executory Contract or Unexpired Lease or to exercise any other default related rights with respect thereto.

14.      Notwithstanding anything to the contrary in the Plan, the Debtors’ right, with the consent of the Required DIP Lenders, to alter, amend, modify, or supplement the schedule of assumed Executory Contracts and Unexpired Leases in the Plan Supplement is hereby reserved, prior to the Effective Date on no less than three (3) days’ notice to the counterparty thereto.

15.      Cure Rights for Executory Leases and Unexpired Leases Assumed under the Plan. Any monetary amounts by which each Executory Contract and Unexpired Lease to be assumed or assumed and assigned pursuant to the Plan is in default shall be satisfied, under section 365(b)(1) of the Bankruptcy Code, solely by Cure. If there is a dispute regarding (a) the

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nature or amount of any Cure, (b) the ability of any Reorganized Debtor or any assignee to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the Executory Contract or Unexpired Lease to be assumed or assumed and assigned, or (c) any other matter pertaining to assumption and/or assignment, Cure shall occur following the entry of a Final Order by the Bankruptcy Court resolving the dispute and approving the assumption or assumption and assignment, as the case may be; provided, however, that (i) pending entry of such Final Order the Reorganized Debtors or the applicable assignee shall have the benefits of, and the applicable counterparty shall continue to be subject to, such Executory Contract or Unexpired Lease and (ii) the Debtors or the Reorganized Debtors, as applicable, are authorized to reject any Executory Contract or Unexpired Lease to the extent that the Debtors or Reorganized Debtors, with the approval of the Required DIP Lenders, conclude that the amount of the Cure obligation as determined by such Final Order, renders assumption of such Executory Contract or Unexpired Lease unfavorable to the Debtors or Reorganized Debtors.

16.      Bar Date for Rejection Damage Claims. If the rejection of an Executory Contract or Unexpired Lease pursuant to the Plan results in a Claim, then such Claim shall be forever barred and shall not be enforceable against the Debtors, their Estates, the Reorganized Debtors or any of their properties unless a Proof of Claim is Filed with the Notice and Claims Agent and served upon counsel to the Reorganized Debtors within thirty (30) days after the later of the date of (a) entry of the Confirmation Order and (b) entry of the order rejecting the applicable Executory Contract or Unexpired Lease. The foregoing applies only to Claims arising from the rejection of an Executory Contract or Unexpired Lease pursuant to the Plan; any other

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Claims held by a party to a rejected contract or lease shall have been evidenced by a Proof of Claim Filed by the applicable Bar Date or shall be barred and unenforceable.

17.      Effective Date Transactions. Based upon the record of the Chapter 11 Cases, the transactions and documents contemplated by Article V of the Plan and by the Description of Structure included in the Plan Supplement are hereby authorized and approved without the need for any further corporate action, including, but not limited to: (a) the formation of HoldCo (as defined in the Description of Structure, which, for the avoidance of doubt, has been incorporated in Delaware as “Reorganized 16-10238 Holdco Inc.”), (b) the mergers identified in the Description of Structure, (c) the issuance of the GUC Note and, in accordance with Paragraphs 28 and 29 of this Confirmation Order, the shares of the New Stock and the New Warrants, (d) to the extent the Board of Directors of HoldCo deems advisable, obtaining financing after the Effective Date, and (e) the adoption and implementation of a Management Incentive Plan.

18.      Continued Corporate Existence. Except as may be implemented pursuant to Section 5.07(g) of the Plan and unless otherwise provided in the Description of Structure, each of the Reorganized Debtors shall continue to exist after the Effective Date with all powers of a corporation or a limited liability company under the laws of the respective jurisdiction governing their formation or incorporation and pursuant to the New Governance Documents and without prejudice to any right to alter or terminate such existence (whether by merger or otherwise) under applicable federal or state law, except as such rights may be limited, modified and conditioned by the Plan, the Plan Supplement, and any other documents and instruments executed in connection therewith.

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19.      Cancellation of Existing Notes, Securities and Agreements. Except for purposes of evidencing a right to a Distribution under the Plan, Lien priority and perfection with respect to the applicable foreign SFX Entities, or otherwise as provided under the Plan, on the Effective Date, the DIP Credit Documents, the Foreign Loan Documents and the Prepetition Second Priority Note Documents, and all agreements relating thereto, shall be deemed automatically cancelled, terminated and of no further force or effect, without further act or action under any applicable agreement, law, regulation, order, or rule and the obligations of the parties, as applicable, thereunder shall be deemed discharged; provided, however, the DIP Credit Documents, the Foreign Loan Documents and the Prepetition Second Priority Note Documents shall continue in effect solely for the limited purpose of (i) allowing the relevant Holders of the DIP Claims, the Original Foreign Loan Claims, and the Prepetition Second Priority Notes to receive their Distributions under the Plan, (ii) allowing the DIP Agent, the Foreign Loan Agent, and the Prepetition Second Priority Trustee, respectively, to make any Distributions on account of the DIP Claims, the Original Foreign Loan Claims, and the Prepetition Second Priority Notes pursuant to the Plan, to perform such other necessary administrative or other functions with respect thereto and with respect to other obligations set forth under the Plan and this Confirmation Order, and for the DIP Agent, the Foreign Loan Agent, and the Prepetition Second Priority Trustee to have the benefit of all the rights and protections and other provisions of the DIP Credit Documents, the Foreign Loan Documents, and the Prepetition Second Priority Note Documents, and all other related agreements, respectively, including to seek compensation and reimbursement of reasonable fees and expenses after the Effective Date, and (iii) permitting the DIP Agent, the Foreign Loan Agent and the Prepetition Second Priority Trustee to maintain and assert their Charging Lien or right to indemnification, contribution or other claim it may have

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against the DIP Lenders under the DIP Credit Documents, the Foreign Loan Lenders under the Foreign Loan Documents, and the Prepetition Second Priority Noteholders under the Prepetition Second Priority Note Documents, respectively, subject to any and all defenses any party may have under the Plan or applicable law to any such asserted rights or claims.

20.      Except as provided for in Section 3.02(i) of the Plan, on the Effective Date, (i) the existing Interests in the Debtors (other than Intercompany Interests), (ii) any promissory notes, share certificates, whether for preferred or common stock (including treasury stock), unit or limited liability company interest certificates, other instruments evidencing any Claims or Interests in the Debtors, other than a Claim that is being reinstated and rendered Unimpaired and other than Intercompany Interests, (iii) all options, warrants, calls, rights, puts, awards, commitments or any other agreements of any character to acquire Interests in the Debtors, and (iv) all registration rights, preemptive rights, rights of first refusal, rights of first offer, co-sale rights and other investor rights governing or relating to any Interests, in any such case, shall be deemed cancelled and of no further force and effect, without any further act or action under any applicable agreement, law, regulation, order or rule, and without further corporate or limited liability company or similar authority (as applicable) proceedings or action, and the obligations of the Debtors under the notes, share certificates, unit or limited liability company interest certificates and other agreements and instruments governing such Claims and Interests in the Debtors shall be discharged subject to the provisions of the Plan. The Holders of or parties to such cancelled notes, shares, share certificates, unit or limited liability company interest certificates and other agreements and instruments shall have no rights arising from or relating to such notes, shares, share certificates, unit or limited liability company interest certificates and

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other agreements and instruments or the cancellation thereof, except the rights provided or preserved pursuant to the Plan.

21.      General Authorizations. The entry of the Confirmation Order shall constitute authorization for the Debtors to take or cause to be taken all corporate and limited liability company (as applicable) actions necessary or appropriate to consummate and implement the provisions of the Plan and the Description of Structure (solely in accordance with the Confirmation Order and the terms of the Plan) prior to, on, and after the Effective Date, and all such actions taken or caused to be taken shall be deemed to have been authorized and approved by the Bankruptcy Court. All such actions shall be deemed to have occurred and shall be in effect pursuant to applicable non-bankruptcy law and the Bankruptcy Code, without any requirement of further action by the officers, partners, members, stockholders, directors or managers of the Debtors or the Reorganized Debtors, including (a) the removal on the Effective Date of the board of directors or other similar governing body of each Debtor and the appointment, on the Effective Date, of the directors, managers and/or officers of the New Equity Issuer and each Reorganized Debtor, as listed in the Plan Supplement, and (b) the adoption and implementation of the New Governance Documents and the corporate changes and transactions set forth in the Description of Structure. On or prior to the Effective Date, the appropriate officers, partners, members, stockholders, directors and managers of the Debtors or the Reorganized Debtors, in the name and on behalf of the Debtors or the Reorganized Debtors, are authorized and directed to execute and deliver the agreements, documents, and instruments contemplated by the Plan, including, without limitation and to the extent applicable, each of the Plan Supplement Documents.

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22.      Plan Supplement Documents. The forms, terms and provisions of each of the Plan Supplement Documents are hereby approved. The Plan Supplement Documents shall be deemed incorporated into the Plan by reference and are a part of the Plan as if set forth in full therein. On or prior to the Effective Date, but subject to the occurrence of the Effective Date, the Debtors or the Reorganized Debtors are hereby authorized to execute and deliver each of the Plan Supplement Documents, which shall be in accordance with the terms or in substantially the respective forms as included in the Plan Supplement, including such changes thereto as are consistent with, or permitted by, the Plan and in form and substance acceptable to the Debtors, the Required DIP Lenders and where material to the economic treatment of the Holders of Class 5 Claims (2019 Debtors) and Class 6 Claims, the Creditors’ Committee, without the need for any further corporate or shareholder action. In accordance with Section 13.14 of the Plan, each of the Plan Supplement Documents, once executed, constitutes a legal, valid, binding and authorized obligation of the respective parties thereto, enforceable in accordance with its terms (except as enforceability may be limited by any bankruptcy or insolvency proceeding filed by any party thereto subsequent to the date of the execution of such document), and the terms contained in each such executed Plan Supplement Document shall supersede any description of such terms contained in the Plan or the Plan Supplement or otherwise set forth in a term sheet or unexecuted version of such document.

23.      Approval of the New Governance Documents and the New Stockholders’ Agreement. The New Governance Documents and the New Stockholders’ Agreement are hereby approved. The Debtors and the Reorganized Debtors, as applicable, are authorized, with the consent of the Required Tranche B DIP Lenders, but without further approval of the Bankruptcy Court or any other party, to execute and deliver all agreements, documents,

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instruments, and certificates relating to the New Governance Documents and the New Stockholders’ Agreement, and taking such other actions as reasonably deemed necessary to perform their obligations thereunder.

24.      Approval of the New Series A Preferred Stock Investment Agreement. The New Series A Preferred Stock Investment Agreement, dated November 8, 2016, by and among, HoldCo and each of the New Investors is hereby approved. In accordance with the Plan and the applicable Plan Supplement Documents, HoldCo is authorized, without further corporate action or action by the officers, partners, members, stockholders, directors or managers of the Debtors or the Reorganized Debtors, to issue to the New Investors the shares of New Series A Preferred Stock set forth in the New Series A Preferred Stock Investment Agreement.

25.      Approval of Litigation Trust Agreement and Appointment of the Litigation Trustee. The formation of the Litigation Trust pursuant to Article VI of the Plan and the Litigation Trust Agreement Filed with the Plan Supplement is approved. As of November 8, 2016, Dean Ziehl was appointed as the Litigation Trustee pursuant to the terms of the Litigation Trust Agreement. The Litigation Trustee shall be deemed a representative of the Estates for purposes necessary and proper to carry out the enforcement of the Litigation Trust Claims on behalf of and in the right of the Estates. The Litigation Trustee shall have all the powers, rights, duties and protections afforded the Litigation Trustee under the Plan and the Litigation Trust Agreement.

26.      On or after the Effective Date (as may be set forth in the Litigation Trust Agreement), the Debtors or the Reorganized Debtors, as applicable, shall transfer to the Litigation Trust all of their right, title, and interest in and to the Litigation Trust Assets, and the Litigation Trustee shall be deemed to have been designated as a representative of the Estates and

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the Reorganized Debtors pursuant to section 1123(b)(3)(B) of the Bankruptcy Code to enforce and pursue Litigation Trust Claims. To the extent that any Litigation Trust Assets cannot be transferred to the Litigation Trust because of a restriction on transferability under applicable non-bankruptcy law that is not superseded or preempted by section 1123 of the Bankruptcy Code or any other provision of the Bankruptcy Code, the Litigation Trustee shall be deemed to have been designated as a representative of the Estates and the Reorganized Debtors pursuant to section 1123(b)(3)(B) of the Bankruptcy Code to enforce and pursue such Litigation Trust Assets.

27.      Maximum Distribution Under the Litigation Trust. Notwithstanding anything to the contrary in the Plan or the Litigation Trust Agreement, no Creditor shall receive any Distribution from the Litigation Trust Assets that exceeds payment in full, plus interest (including default interest, fees, costs, expenses, charges, and any other amounts that might otherwise be due and payable), on account of the Allowed Claim held by such Creditor. If and to the extent there remains a surplus of any Litigation Trust Assets after the payment in full to the Litigation Trust Beneficiaries and the satisfaction in full of any expenses incurred by the Litigation Trust, and such surplus is not a de minimis amount, the Litigation Trustee shall petition the Bankruptcy Court for instructions with respect to the disposition of such surplus.

28.      Authorization to Issue the Shares of the New Stock and to Reinstate the Intercompany Interests. The issuance of the shares of New Stock and the reinstatement of the Intercompany Interests are approved. The Debtors and the Reorganized Debtors, as applicable, are authorized, without further approval of the Bankruptcy Court or any other party, to (a) issue the shares of New Stock and to reinstate, release, waive and/or discharge the Intercompany Interests in accordance with the Plan and the Description of Structure, (b) execute and deliver all

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agreements, documents, instruments, and certificates relating thereto, and (c) perform their obligations thereunder.

29.      Authorization to Issue the New Warrants. The issuance of the New Warrants is approved. The Debtors and the Reorganized Debtors, as applicable, are authorized, without further approval of the Bankruptcy Court or any other party, to (a) issue the New Warrants in accordance with the Plan, (b) execute and deliver all agreements, documents, instruments, and certificates relating thereto, and (c) perform their obligations thereunder.

30.      Securities Law Exemption. The offering, issuance and Distribution of any securities pursuant to the Plan and any and all settlement agreements incorporated therein are exempt from applicable federal and state securities laws (including blue sky laws), registration and other requirements, including but not limited to, the registration and prospectus delivery requirements of Section 5 of the Securities Act, pursuant to section 1145 of the Bankruptcy Code or, if section 1145 of the Bankruptcy Code is not available, pursuant to Section 4(a)(2) of the Securities Act or another available exemption from registration under the Securities Act, as applicable.

31.      Governmental Approvals Not Required. This Confirmation Order shall constitute all approvals and consents required, if any, by the laws, rules, or regulations of any state or any other governmental authority with respect to the implementation or consummation of the Plan and any documents, instruments, or agreements, and any amendments or modifications thereto, and any other acts referred to in or contemplated by the Plan, the Disclosure Statement, and any documents, instruments, or agreements, and any amendments or modifications thereto.

32.      Filing and Recording. This Confirmation Order is and shall be binding upon and shall govern the acts of all persons or entities including, without limitation, all filing

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agents, filing officers, title agents, title companies, recorders of mortgages, recorders of deeds, registrars of deeds, administrative agencies, governmental departments, secretaries of state, federal, state, and local officials, and all other persons and entities who may be required, by operation of law, the duties of their office, or contract, to accept, file, register, or otherwise record or release any document or instrument.

33.      Exemption from Certain Taxes. Pursuant to section 1146(a) of the Bankruptcy Code, any transfers of property pursuant to the Plan shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, stamp act, real estate transfer tax, mortgage recording tax, or other similar tax or governmental assessment, and upon entry of this Confirmation Order, the appropriate state or local governmental officials or agents shall forgo the collection of any such tax or governmental assessment and accept for filing and recordation all such instruments or other documents governing or evidencing such transfers without the payment of any such tax, recordation fee, or governmental assessment.

34.      DIP Claims and Original Foreign Loan Claims. The Tranche A DIP Facility Claims, the Tranche B DIP Facility Claims (including the Incremental Tranche B DIP Accordion Claims) and the Original Foreign Loan Claims are hereby Allowed in the amounts set forth in Section 3.01(c)(i), Section 3.01(c)(ii) and Section 3.02(c) of the Plan, respectively.

35.      Administrative Claims. All Administrative Claim Requests (other than as set forth in the Plan) must be Filed and served on the Debtors or the Reorganized Debtors and counsel to the DIP Lenders no later than thirty (30) days after the Effective Date. Holders of Allowed Administrative Claims that are required to, but do not, File and serve a request for payment of such Administrative Claims by such date shall be forever barred, estopped, and

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enjoined from asserting such Administrative Claims against the Debtors or the Reorganized Debtors or their property and such Administrative Claims shall be deemed discharged as of the Effective Date. With respect to Administrative Claims, the last day for Filing an objection to any Administrative Claim will be the later of (a) ninety (90) days after the Effective Date or (b) such other date specified in the Plan or ordered by the Bankruptcy Court. Objections to such requests, if any, must be Filed and served on the Debtors or the Reorganized Debtors, counsel to the DIP Lenders and the party requesting the Administrative Claim. Notwithstanding the foregoing, no Administrative Claim Request need be Filed with respect to (a) the amount of Cure owing under an Executory Contract or Unexpired Lease if the amount of Cure is fixed or proposed to be fixed by order of the Bankruptcy Court pursuant to a motion to assume and fix the amount of Cure Filed by the Debtors and a timely objection asserting an increased amount of Cure is Filed by the non-Debtor party to the subject contract or lease; and (b) any Statutory Fees.

36.      Moreover, (i) any Statutory Fees payable on or before the Effective Date shall be paid in Cash on the Effective Date, (ii) the reasonably documented fees, costs, expenses, disbursements and charges incurred by FTI shall be paid in accordance with Section 13.02 of the Plan and Paragraph 43 of this Confirmation Order, (iii) the reasonably documented fees, costs, expenses, disbursements, and charges incurred by the Restructuring Support Advisors shall be paid in accordance with Section 13.03 of the Plan and Paragraph 44 of this Confirmation Order, (iv) the reasonably documented fees, expenses, disbursements, and charges of the DIP Agent, Prepetition Second Priority Trustee, and the Foreign Loan Agent shall be payable on the Effective Date (or as soon as practicable thereafter) in accordance with Section 13.01 of the Plan and Paragraphs 41 and 42 of this Confirmation Order, in each case without the requirement for the filing of an Administrative Claim Request, and (v) the requests for, and payment of,

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Professional Fee Claims shall be made in accordance with Paragraph 37 of this Confirmation Order.

37.      Professional Fee Claims. All final requests for payment of Professional Fee Claims pursuant to sections 327, 328, 330, 331, 363, 503(b), or 1103 of the Bankruptcy Code (other than Professional Fee Claims made by Ordinary Course Professionals) must be made by application Filed with the Bankruptcy Court and served on the Reorganized Debtors, their counsel, counsel to the Required DIP Lenders, the Fee Examiner, and other necessary parties-in-interest no later than sixty (60) days after the date that a notice of the occurrence of the Effective Date has been entered on the docket for the Chapter 11 Cases (the “Professional Fee Bar Date”), unless otherwise ordered by the Bankruptcy Court. Requests for Professional Fee Claims shall be in compliance with such orders of the Bankruptcy Court governing such Professional Fee Claims and subject to the limitations set forth in Section 13.04 of the Plan. Objections to such applications must be Filed and served on the Reorganized Debtors, their counsel, counsel to the Required DIP Lenders, and the requesting Professional or other Entity on or before the date that is thirty (30) days (or such longer period as may be allowed by order of the Bankruptcy Court) after the date on which the applicable application was served. After notice and a hearing in accordance with the procedures established by the Bankruptcy Code and prior Bankruptcy Court orders, the Allowed amounts of such Professional Fee Claims shall be determined by the Bankruptcy Court.

38.      Return of Amounts in Professional Fee Account. After the Allowance and/or Disallowance and payment of all Professional Fee Claims and the fees and expenses of FTI, and including all success fees, which may otherwise be payable (which fees, for the avoidance of doubt, may be payable from the Professional Fee Account (as defined in the DIP

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Order)), any excess amounts held in, or on account of, the Professional Fee Account shall be released to the Reorganized Debtors, as soon as commercially practicable, by wire transfer, in immediately available funds.

39.      Fees and Expenses of Fee Examiner. The Fee Examiner shall file with the Bankruptcy Court and serve on the Reorganized Debtors, their counsel, counsel to the Required DIP Lenders, counsel to the Creditors’ Committee, and the U.S. Trustee an application for its final request for payment of its fees and expenses pursuant to section 330 of the Bankruptcy Code no later than fifteen (15) days after the filing of the final report with respect to each Professional. The Fee Examiner’s application for its final request for payment of its fees and expenses shall be for the period of its retention through and including the date the Fee Examiner Files its final fee application with the Bankruptcy Court. Objections to the Fee Examiner’s final fee application must be Filed and served on the Reorganized Debtors, their counsel, counsel to the Required DIP Lenders, and the Fee Examiner on or before the date that is ten (10) days (or such longer period as may be allowed by order of the Bankruptcy Court) after the date on which the applicable application was served. After notice and a hearing in accordance with the procedures established by the Bankruptcy Code and prior Bankruptcy Court orders, the Allowed amounts of the Fee Examiner’s Claim shall be determined by the Bankruptcy Court.

40.      Statutory Fees. All fees payable on or before the Effective Date pursuant to section 1930 of title 28 of the United States Code shall be paid by the Debtors on or before the Effective Date and all such fees payable after the Effective Date shall be paid by the applicable Reorganized Debtor. The obligation of each of the Reorganized Debtors to pay quarterly fees to the Office of the United States Trustee pursuant to section 1930 of title 28 of the United States Code shall continue until such time as the Chapter 11 Cases are closed.

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41.      Fees and Expenses of the DIP Agent, the Foreign Loan Agent, and the Prepetition Second Priority Trustee. On the Effective Date, the Reorganized Debtors shall pay in Cash all fees for services rendered and expenses incurred by the DIP Agent, the Foreign Loan Agent, and the Prepetition Second Priority Trustee prior to or after the Petition Date. Following the Effective Date, the Reorganized Debtors shall pay all reasonable fees, costs and expenses incurred by the DIP Agent, the Foreign Loan Agent, and the Prepetition Second Priority Trustee in connection with the Distributions required pursuant to the Plan or in assisting in the implementation of the Plan, including, but not limited to, the reasonable fees costs and expenses incurred by the DIP Agent’s, Foreign Loan Agent’s, or the Prepetition Second Priority Trustee’s professionals in carrying out their duties under the DIP Credit Documents, the Foreign Loan Documents, and the Prepetition Second Priority Note Documents, respectively. The foregoing reasonable fees, costs and expenses shall be disbursed by the Reorganized Debtors in the ordinary course, upon presentation of reasonably detailed invoices in customary form by the DIP Agent, the Foreign Loan Agent, and the Prepetition Second Priority Trustee without the need for approval by the Bankruptcy Court, or the filing of an Administrative Claim Request, but any disputes concerning such fees, costs and expenses shall be resolved by the Bankruptcy Court.

42.      If the Reorganized Debtors dispute any portion of fees and expenses asserted by the DIP Agent or the Foreign Loan Agent, or if the Reorganized Debtors or any of the Fee Notice Parties dispute any portion of the fees and expenses asserted by the Prepetition Second Priority Trustee, the Reorganized Debtors shall pay the undisputed portion of such fees and expenses as set forth herein, and shall notify the party whose fees and/or expenses it disputes within ten (10) Business Days after the presentation of such invoices to the Reorganized Debtors. The party whose fees are in dispute may at any time submit such dispute for resolution to the

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Bankruptcy Court, provided that the Bankruptcy Court’s review shall be limited to a determination under the reasonable standards in accordance with the DIP Credit Documents, the Foreign Loan Documents, and the Prepetition Second Priority Note Documents. In addition, the DIP Agent, the Foreign Loan Agent, and the Prepetition Second Priority Trustee may assert their respective rights under the DIP Credit Agreement, the Foreign Loan Agreement, and Prepetition Second Priority Indenture to Liens upon or other priority in payment with respect to the Distributions to Holders of the DIP Claims, the Original Foreign Loan Claims, and Prepetition Second Priority Notes to pay the disputed portion of the DIP Agent’s, Foreign Loan Agent’s, and Prepetition Second Priority Trustee’s fees and expenses. Nothing herein shall waive, discharge or negatively affect any lien or priority of payment for any fees, costs and expenses not paid by the Reorganized Debtors and otherwise claimed by the DIP Agent, the Foreign Loan Agent, and Prepetition Second Priority Trustee under the Plan.

43.      FTI Fees and Expenses. In accordance with the FTI Retention Order, over the course of these Chapter 11 Cases, FTI has filed with the Bankruptcy Court monthly staffing reports and notice of such filings. Each report, respectively, provides, among other items, FTI’s compensation earned and expenses incurred for the monthly period covered by such report, and each report is subject to review by the Bankruptcy Court in the event a party in interest objects. With respect to compensation earned and expenses incurred, but not yet paid, in connection with these Chapter 11 Cases up to and including the Effective Date (which fees and expenses shall be treated as Administrative Claims under the Plan), FTI will operate in the same manner it has over the course of these Chapter 11 Cases and will file a staffing report detailing such amounts. Subject to an objection by a party in interest, on, or as soon as reasonably practicable after, the Effective Date, in full and complete settlement, release, and discharge of

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FTI’s valid Administrative Claims pursuant to sections 105, 363, 503(b) and 507(a)(2) of the Bankruptcy Code, the Debtors or the Reorganized Debtors shall promptly indefeasibly pay in full in Cash (pursuant to section 1129(a)(4) of the Bankruptcy Code or otherwise) the amounts set forth in staffing reports. Unless otherwise ordered by the Bankruptcy Court, all amounts distributed and paid to FTI (and for the avoidance of doubt, such amounts include those amounts paid to FTI in connection with previously filed staffing reports, none of which were objected to by any party in interest) shall not be subject to any setoff, recoupment, reduction or allocation of any kind and shall not require the filing or approval of any additional retention applications or fee applications in the Chapter 11 Cases. Notwithstanding anything to the contrary in the Plan or in this Confirmation Order, the procedures for the payment of fees and expenses provided in Section 13.02 of the Plan shall not alter, amend, replace or supersede any procedures otherwise contained in a previous order of the Bankruptcy Court (including, without limitation, the FTI Retention Order) governing the payment of FTI’s fees and expenses (including, without limitation, the Completion Fee (as defined in the FTI Retention Order)).

44.      Restructuring Support Advisors Fees and Expenses. To the extent not otherwise paid or payable pursuant to the DIP Order or any other order of the Bankruptcy Court, on, or as soon as reasonably practicable after, the Effective Date, in full and complete settlement, release, and discharge of their Allowed Administrative Claims pursuant to sections 503(b) and 507(a)(2) of the Bankruptcy Code, the Debtors or the Reorganized Debtors shall promptly indefeasibly pay in full in Cash (pursuant to, including, without limitation, sections 503(b), 507(a)(2) and/or 1129(a)(4) of the Bankruptcy Code or otherwise) all reasonable and documented fees, out-of-pocket costs, expenses, disbursements and charges incurred by the Restructuring Support Advisors in connection with the Chapter 11 Cases up to and including the

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Effective Date (which fees and expenses shall be treated as Administrative Claims under the Plan); provided, however, that the invoices for such fees and expenses payable pursuant to Section 13.03 of the Plan (x) shall be provided to the U.S. Trustee for review prior to payment, (y) may be redacted to protect against applicable privilege and confidential issues, and (z) shall not be required to comply with the U.S. Trustee guidelines. On the Effective Date, the Debtors or the Reorganized Debtors shall establish a reserve for the full amount of the invoice(s), which invoices may include estimated amounts, submitted by the Restructuring Support Advisors for payment, which reserve shall be exclusively for the benefit of the Restructuring Support Advisors’ fees and expenses. If no objection to the payment of the requested fees and expenses are made, in writing, by the U.S. Trustee within ten (10) calendar days after delivery of such invoices, then, without further order of, or application to, the Bankruptcy Court or notice to any other party, such fees and expenses shall be promptly paid by the Debtors or the Reorganized Debtors. If an objection (solely as to reasonableness) is made by the U.S. Trustee within the time period set forth above, then only the disputed portion of such fees and expenses shall not be paid until the objection is resolved by the applicable parties in good faith or by order of the Bankruptcy Court (including, without limitation, pursuant to sections 503(b), 507(a)(2) and/or 1129(a)(4) of the Bankruptcy Code or otherwise), and the undisputed portion shall be promptly paid by the Debtors or the Reorganized Debtors. Unless otherwise ordered by the Bankruptcy Court, all amounts distributed and paid to the Restructuring Support Advisors shall not be subject to any setoff, defense, claim, counterclaim diminution, recoupment, reduction or allocation of any kind and shall not require the filing or approval of any retention applications or fee applications in the Chapter 11 Cases. Notwithstanding anything to the contrary in the Plan or in this Confirmation Order, the procedures for the payment of fees provided in Section 13.03 of

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the Plan shall not alter, amend, replace or supersede any procedures otherwise contained in a previous order of the Bankruptcy Court (including, without limitation, the DIP Order) governing the payment of the Restructuring Support Advisors’ fees and expenses.

45.      Settlements. Any and all compromises or settlements reflected in the Plan, including the Plan Supplement, are hereby approved.

46.      Distributions. Except as otherwise specifically provided in the Plan, the distributions, rights and treatments that are provided in the Plan shall be in full and complete satisfaction, discharge and release in accordance with the Plan. Distributions received under the Plan are in exchange for fair and reasonably equivalent value and do not constitute a fraudulent conveyance or transfer and are not otherwise avoidable under any provision of the Bankruptcy Code or applicable non-bankruptcy law.

47.      Dissolution of Creditors’ Committee. Except to the extent provided in the Plan, upon the Effective Date, the current and former members of the Creditors’ Committee and any other creditor, equity or other committee appointed pursuant to section 1102 of the Bankruptcy Code in the Chapter 11 Cases, and their respective officers, employees, counsel, advisors and agents, shall be released and discharged of and from all further authority, duties, responsibilities and obligations related to and arising from and in connection with the Chapter 11 Cases; provided, however, that following the Effective Date (i) the Creditors’ Committee shall continue in existence and have standing and a right to be heard for the limited purposes of Claims and/or applications for compensation by Professionals and requests for allowance of Administrative Claims for substantial contribution pursuant to section 503(b)(3)(D) of the Bankruptcy Code and (ii) the Litigation Trustee shall be deemed the successor to the Creditors’ Committee with respect to adversary proceedings or contested matters as of the Effective Date to

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which the Creditors’ Committee is a party, any motions seeking to enforce the Plan and the transactions contemplated hereunder or the Confirmation Order, and any pending appeals and related proceedings. Following the completion of the Creditors’ Committee’s remaining duties set forth above, the Creditors’ Committee shall be dissolved, and the retention or employment of the Creditors’ Committee’s respective attorneys, financial advisors and any other agent shall terminate.

48.      Discharge. As of the Effective Date, except as provided in the Plan or this Confirmation Order, all Persons shall be precluded from asserting against the Debtors or the Reorganized Debtors or any of their assets or properties, any other or further Claims, Interests, debts, rights, Causes of Action, claims for relief, liabilities, or equity interests relating to the Debtors based upon any act, omission, transaction, occurrence, or other activity of any nature that occurred prior to the Effective Date.

49.      Releases, Exculpation, Injunction and Related Provisions. It is hereby ordered that the Bankruptcy Court approves of and grants the releases, exculpations, injunctions and related provisions set forth in Article XII of the Plan and determines that they are (a) in exchange for good and valuable consideration, representing a good faith settlement and compromise of the Claims and Causes of Action thereby released; (b) in the best interests of the Debtors and all Holders of Claims and Interests; (c) fair, equitable, and reasonable; (d) approved after due notice and opportunity for a hearing; and (e) a bar to any of the Holders of Claims and Interests asserting any Claim or Cause of Action thereby released.

50.      Except as provided in the Plan, as of the Effective Date, all Persons that have held, currently hold, may hold, or allege that they hold, a Claim, Interest, or other debt or liability that is discharged pursuant to Section 12.03 of the Plan, released pursuant to

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Section 12.02 of the Plan, or is subject to exculpation pursuant to Section 12.05 of the Plan, are permanently enjoined from taking any of the following actions against the Creditor Released Parties or any of their respective assets or property on account of any such discharged Claims, debts, or liabilities or terminated Interests or rights: (a) commencing or continuing, in any manner or in any place, any action or other proceeding of any kind; (b) enforcing, attaching, collecting, or recovering in any manner any judgment, award, decree, or order against the Creditor Released Parties or their respective assets or property; (c) creating, perfecting, or enforcing any Lien or encumbrance; (d) asserting a right of setoff, recoupment or subrogation of any kind against any debt, liability, or obligation due to the Creditor Released Parties; or (e) commencing or continuing any action, in each such cases in any manner, in any place, or against any Person that does not comply with or is inconsistent with the provisions of the Plan. Without limiting the effect of the foregoing, by accepting Distributions pursuant to the Plan, each Holder of an Allowed Claim or Interest receiving a Distribution pursuant to the Plan shall be deemed to have specifically consented to the injunctions set forth in Section 12.04 of the Plan.

51.      Terms of Injunction and Automatic Stay. Unless otherwise provided in the Plan, all injunctions or stays arising under section 105 or section 362 of the Bankruptcy Code or otherwise, and in existence on the Confirmation Date shall remain in full force and effect until the Effective Date.

52.      Preservation of Setoff and Recoupment Rights. Notwithstanding any provision to the contrary in the Plan, this Confirmation Order, and any documents implementing the Plan, nothing shall bar any Creditor from asserting its setoff or recoupment rights to the extent permitted under section 553 or any other applicable provision of the Bankruptcy Code.

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53.      Resolution of Confirmation Objections.

(i)       Internal Revenue Service. Notwithstanding any provision to the contrary in the Plan, this Confirmation Order, and any documents implementing the Plan (collectively, “Documents”), nothing shall: (1) affect the ability of the Internal Revenue Service (“IRS”) to pursue any non-debtors to the extent allowed by non-bankruptcy law for any liabilities that may be related to any federal tax liabilities owed by the Debtors or the Estates; (2) affect the rights of the United States to assert setoff and recoupment or affect the rights of the Debtors or the Reorganized Debtors to object to any such asserted right of setoff or recoupment and such rights are expressly preserved; or (3) discharge any claim of the IRS described in section 1141(d)(6) of the Bankruptcy Code. To the extent the Allowed IRS Priority Tax Claims (including any penalties, interest or additions to tax entitled to priority under the Bankruptcy Code) are not paid in full in cash on the Effective Date, the Allowed IRS Priority Tax Claims shall be paid in accordance with section 1129(a)(9)(C) and section 511 of the Bankruptcy Code. IRS administrative expense claims allowed pursuant to the Plan or section 503 of the Bankruptcy Code shall accrue interest and penalties as provided by non-bankruptcy law until paid in full. Moreover, nothing in the Documents shall: (a) be construed as a compromise or settlement of any IRS claim or interest; (b)  effect a release, discharge or otherwise preclude any claim whatsoever against any Debtor by or on behalf of the IRS for any liability arising out of any unfiled tax return or any pending audit or audit which may be performed with respect to any unfiled tax return; and (c) nothing shall enjoin the IRS from amending any claim against any Debtor with respect to any tax liability arising as a result of the filing of an unfiled return or a pending audit or audit which may be performed with respect to any tax return. Further, any liability arising as a result of an unfiled return or final resolution of a pending audit or audit

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which may be performed with respect to any such tax return shall be paid in accordance with sections 1129(a)(9)(A) and (C) of the Bankruptcy Code.

(ii)       City of Philadelphia. The City of Philadelphia (the “City of Philadelphia”) is not required to file an Administrative Claim Request for the payment of its Administrative Claims under section 503(b)(1)(B) or (C) of the Bankruptcy Code. All such valid Administrative Claims held by the City of Philadelphia will be paid in full on or as soon as is reasonably practicable after the Effective Date to the extent due prior to the Effective Date, and will be paid as and when due to the extent due after the Effective Date. The releases and injunctions set forth in Section 12 of the Plan, shall not (a) constitute a release by the City of Philadelphia of any claims, defenses, demands, obligations, liabilities, and/or causes of action which arise out of, or relate to, outstanding tax liabilities owed to the City of Philadelphia, if any, that the City of Philadelphia may currently possess or which it may possess in the future against any non-Debtor third parties, or (b) enjoin the City of Philadelphia from asserting against any non-Debtor third parties any claims, defenses, demands, obligations, liabilities, and/or causes of action which arise out of, or relate to, outstanding tax liabilities owed to the City of Philadelphia.

(iii)       Adjournment of Salesforce Objection. The Limited Objection to Cure Amount and Reservation of Rights of Salesforce Related to the Proposed Assumption of Certain Executory Contracts and Unexpired Leases Pursuant to §§ 7.01 to 7.03 of the Pending Joint Plan of Reorganization of SFX Entertainment, et al. as Amended [Docket No. 1207] is adjourned and the issues raised therein regarding the Debtors’ proposed assumption and/or rejection of the Debtors’ agreement(s) with Salesforce.com, Inc. and ExactTarget, Inc. shall be determined by written agreement between the parties or by further Order of the Bankruptcy Court.

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(iv)       Adjournment of Google Objection. The Limited Objection and Reservation of Rights of Google Inc. to Notice of Assumption of Executory Contracts and Unexpired Leases Pursuant to Sections 7.01 to 7.03 of the Plan [Docket No. 1211] is adjourned and the issues raised therein regarding the Debtors’ proposed assumption and/or rejection of the Debtors’ agreement(s) with Google Inc. shall be determined by written agreement between the parties or by further Order of the Bankruptcy Court.

(v)       VG Objection. The Objection of viagogo AG to Fifth Amended Joint Plan of Reorganization of SFX Entertainment, Inc. et al. Under Chapter 11 of the Bankruptcy Code [Docket No. 1220] (“VG Objection”), filed by viagogo AG (“VG”) is resolved and withdrawn. In accordance with the Debtors’ and VG’s resolution, in exchange for the withdrawal of the VG Objection, the Debtors (for themselves and on behalf of the Reorganized Debtors) agree to remove the International Marketing and Sponsorship Agreement and related Indemnification Agreement (the “VG Contracts”) from the list of executory contracts to be assumed or assumed and assigned, as identified in the Plan Supplement filed on November 4, 2016 [Docket No. 1236] (as amended). Moreover, the Debtors (and the Reorganized Debtors, as the case may be) shall not, pursuant to section 365 of the Bankruptcy Code, assume or assume and assign, and shall not seek to assume or assume and assign, the VG Contracts (or any other contract, lease or other agreement to which VG is a party). Nothing herein shall affect or impair either of the parties’ rights and defenses related to the underlying disputes or the pending arbitration between such parties.

(vi)       MasterCard Objection. The MasterCard Europe SA’s Objection with Respect to Confirmation of Fifth Amended Joint Plan of Reorganization of SFX Entertainment, Inc., et al., Under Chapter 11 of the Bankruptcy Code [Docket No. 1216] (the

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“MasterCard Objection”), filed by MasterCard Europe SA f/k/a MasterCard Europe sprl (“MasterCard”) shall be deemed resolved and withdrawn with prejudice upon entry of this Confirmation Order. Pursuant to the terms of the resolution of the MasterCard Objection and the Debtors’ and MasterCard’s dispute regarding the Master Framework Documents (as defined below) set forth in this paragraph (the “Resolution”), on or before November 23, 2016 (the “Payment Date”), MasterCard shall make a one-time cash payment of $3.6 million (USD) (the “Settlement Payment”) to the Debtors. Upon and subject to the Debtors’ receipt of the Settlement Payment, and without the need for any further action by any party or the Bankruptcy Court: (i) the Amended and Restated Master Framework Agreement, dated as of August 14, 2015, by and between MasterCard and SFX Entertainment, Inc. (the “Master Framework Agreement”) and any amendments, modifications, or supplements thereto, including but not limited to the Binding Term Sheet, dated as of September 3, 2015 (collectively with the Master Framework Agreement, the “Master Framework Documents”) shall be deemed rejected and terminated effective as of the Confirmation Date, and the Settlement Payment and grant of mutual releases set forth below shall be in full satisfaction of any damages either party may have under the Master Framework Documents whatsoever (including, without limitation, whether now known or unknown, suspected or unsuspected, anticipated or unanticipated, absolute or contingent, matured or unmatured); (ii) the Debtors and the Estates shall release, waive, and discharge MasterCard of and from any and all claims, demands, judgments, damages, debts, liabilities, obligations, costs, expenses, actions, and causes of action of every kind and nature whatsoever, whether now known or unknown, suspected or unsuspected, anticipated or unanticipated, absolute or contingent, matured or unmatured, which the Debtors and the Estates now have, at any time heretofore ever had, or in the future may have against MasterCard based

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on, arising from, or relating to any facts, matters, or circumstances occurring at any time prior to and through and including the Payment Date in connection with the Master Framework Documents; (iii) MasterCard shall release, waive, and discharge the Debtors, the Estates and the Reorganized Debtors of and from any and all claims, demands, judgments, damages, debts, liabilities, obligations, costs, expenses, actions, and causes of action of every kind and nature whatsoever, whether now known or unknown, suspected or unsuspected, anticipated or unanticipated, absolute or contingent, matured or unmatured, which MasterCard now has, at any time heretofore ever had, or in the future may have against the Debtors, the Estates and the Reorganized Debtors based on, arising from, or relating to any facts, matters, or circumstances occurring at any time prior to and through and including the Payment Date in connection with the Master Framework Documents; and (iv) MasterCard’s proof of claim [Claim No. 403] shall be deemed withdrawn with prejudice, MasterCard shall be prohibited from filing or asserting any claims released pursuant to this Resolution in the Chapter 11 Cases, and the Notice and Claims Agent shall be directed to remove MasterCard from the claims register maintained in the Chapter 11 Cases. Nothing in this Resolution, including, without limitation, the foregoing mutual releases, shall affect the right of any party to enforce its rights under this Resolution. In the event that this Confirmation Order becomes no longer effective (whether because the Effective Date does not occur or the Confirmation Order is overturned on appeal), the Debtors and MasterCard agree to seek separate approval of this Resolution.

54.      Preservation of the Texas Comptroller’s Rights. The Comptroller for the state of Texas (the “Texas Comptroller”) is not required to file an Administrative Claim Request for the payment of its Administrative Claims under section 503(b)(1)(B) or (C) of the Bankruptcy Code. All such valid Administrative Claims held by the Texas Comptroller will be

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paid in full on or as soon as is reasonably practicable after the Effective Date to the extent due prior to the Effective Date, and will be paid as and when due to the extent due after the Effective Date. The releases and injunctions set forth in Section 12 of the Plan, shall not (a) constitute a release by the Texas Comptroller of any claims, defenses, demands, obligations, liabilities, and/or causes of action which arise out of, or relate to, outstanding tax liabilities owed to the state of Texas, if any, that the Texas Comptroller may currently possess or which it may possess in the future against any non-Debtor third parties, or (b) enjoin the Texas Comptroller from asserting against any non-Debtor third parties any claims, defenses, demands, obligations, liabilities, and/or causes of action which arise out of, or relate to, outstanding tax liabilities owed to the state of Texas.

55.      No Res Judicata Effect. The entry of this Confirmation Order shall not have any res judicata or other preclusive effect with respect to any Causes of Action that are not specifically and expressly released by the terms of the Plan, and the entry of this Confirmation Order shall not be deemed a bar to asserting such Causes of Action.

56.      Non-occurrence of Effective Date. If the Effective Date does not occur or the Confirmation Order is vacated, then: (a) the Plan shall be null and void in all respects; (b) any settlement or release of Claims or Interests in the Debtors provided for hereby shall be null and void without further order of the Bankruptcy Court; and (c) to the extent permitted under the Bankruptcy Code, the time within which the Debtors may assume and assign or reject all Executory Contracts and Unexpired Leases shall be extended for a period of one hundred twenty (120) days after the date the Confirmation Order is vacated.

57.      Notice of Entry of Confirmation Order. Pursuant to Bankruptcy Rules 2002(f), 2002(k) and 3020(c), the Debtors or the Reorganized Debtors are directed to serve

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a notice of the entry of this Confirmation Order and the establishment of bar dates for certain Claims hereunder, on all parties that received the Confirmation Hearing Notice, no later than five (5) Business Days after the Confirmation Date; provided, however, that the Debtors or the Reorganized Debtors shall be obligated to serve the Confirmation Notice only on the record Holders of Claims or Interests as of the Confirmation Date.

58.      Applicable Non-Bankruptcy Law. Pursuant to sections 1123(a) and 1142(a) of the Bankruptcy Code and the provisions of this Confirmation Order, the Plan, the Plan Supplement, and all other documents and agreements necessary to implement the Plan shall apply and be enforceable notwithstanding any otherwise applicable non-bankruptcy law.

59.      Final Order. This Confirmation Order is a final order and the period in which any appeal must be filed shall commence immediately upon the entry hereof.

60.      Severability. Each term and provision of the Plan, as it may have been altered or interpreted by the Bankruptcy Court, is valid and enforceable pursuant to its terms.

61.      Reference to Plan Provisions. The Plan is confirmed in its entirety as to each Debtor and is hereby incorporated into this Confirmation Order by reference (subject to any provision incorporated by such reference being governed by an express and contradictory provision herein). The failure to reference or discuss any particular provision of the Plan, the Plan Supplement, or any related document in this Confirmation Order shall not diminish or impair the effectiveness of, or otherwise affect, the validity, binding effect and enforceability of such provision, and each provision of the Plan, the Plan Supplement, or any related document shall have the same validity, binding effect and enforceability as if fully set forth in this Confirmation Order.

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62.      Headings. Headings utilized in this Confirmation Order are for convenience and reference only, and shall not constitute a part of the Plan or this Confirmation Order for any other purpose.

63.      Conflicts with Confirmation Order. To the extent of any inconsistency between the provisions of the Plan and this Confirmation Order, the terms and conditions contained in this Confirmation Order shall govern. The provisions of this Confirmation Order are integrated with each other and are non-severable and mutually dependent unless expressly stated by further order of this Bankruptcy Court.

64.      Reversal. If any of the provisions of this Confirmation Order are hereafter reversed, modified or vacated by a subsequent order of the Bankruptcy Court or any other court, such reversal, modification or vacatur shall not affect the validity of the acts or obligations incurred or undertaken under, or in connection with, the Plan prior to written notice of such order by the Debtors. Notwithstanding any such reversal, modification, or vacatur of this Confirmation Order, any such act or obligation incurred or undertaken pursuant to, and in reliance on this Confirmation Order prior to the effective date of such reversal, modification, or vacatur shall be governed in all respects by the provisions of this Confirmation Order, the Plan, all documents relating to the Plan and any amendments of modifications to the foregoing.

65.      Stay of Confirmation Order. The requirement under Bankruptcy Rule 3020(e) that an order confirming a plan is stayed until the expiration of fourteen (14) days after entry of the order is hereby waived. This Confirmation Order shall take effect immediately and shall not be stayed pursuant to Bankruptcy Rules 3020(e), 6004(h), 6006(d), or 7062.

66.      Separate Confirmation Orders. This Confirmation Order is and shall be deemed a separate and final Confirmation Order with respect to each of the Debtors in each

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Debtor’s Chapter 11 Cases for all purposes. The Clerk of the Bankruptcy Court is directed to file and docket this Confirmation Order in the Chapter 11 Case of each of the Debtors.

Dated: November 15, 2016

/s/ Mary F. Walrath
HONORABLE MARY F. WALRATH
UNITED STATES BANKRUPTCY JUDGE

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